EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of July 21, 1997 by and between FAIR, ISAAC AND COMPANY, INCORPORATED, a Delaware corporation ("FICO") located at 120 North Redwood Drive, San Rafael, California 94903, and David LaCross, residing at 59 Singingwood Lane, Orinda, California 94563 ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee is currently employed by Risk Management Technologies ("RMT"), as Chairman of the Board and Chief Executive Officer; and

         WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of June 10, 1997, among FICO, RMT and others (the "Merger Agreement"), FICO is acquiring all of the outstanding shares of RMT by way of the merger of RMT with a wholly owned subsidiary of FICO (the "Merger"), with RMT as the surviving entity (such surviving entity being hereinafter referred to as the "Company"); and

         WHEREAS, FICO intends to maintain and operate the business of the Company after the Merger; and

         WHEREAS, FICO desires to have the benefits of Employee's knowledge and experience as a full-time employee of the Company without distraction by employment-related uncertainties and considers such employment a vital element to protecting and enhancing the best interests of the Company and its stockholders, and Employee desires to be employed full-time with the Company; and

         WHEREAS, FICO and Employee desire to enter into an agreement reflecting the terms under which Employee will be employed by the Company after the Merger;

         NOW, THEREFORE, in consideration of the mutual covenants set forth in the Merger Agreement and this Agreement, the parties hereto agree as follows:

         1. Effectiveness. This Agreement shall become effective upon the Closing of the Merger as defined in the Merger Agreement (the "Closing").

         2. Term. FICO hereby agrees to cause the Company to employ Employee and Employee hereby agrees to be employed by the Company on a full-time basis for a three-year period commencing on the Closing and ending on the third anniversary thereof (the "Term"), unless sooner terminated as provided in Section 8 hereof; provided, however, that Employee's employment is contingent on his ability to prove his identity and authorization to work in the United States for the Company and his compliance with the Immigration and Naturalization Service's employment verification requirements.

         3. Duties. Employee shall serve as Chief Executive Officer of the Company and hold such positions with any of the Company's future subsidiaries as Employee and the Company shall agree. Employee shall report directly to the Chairman of the Board of Directors (the "Chairman") of the Company, who shall initially be the Chief Executive Officer of FICO appointed as Chairman by the Company's Board of Directors (the "Board"). Subject to the control of the Chairman or of another officer designated by the Chairman, Employee will be responsible for cooperating with the Company and FICO in identifying areas of potential synergy between FICO's businesses and the Company's business and for developing and implementing plans and actions to realize the benefits of such synergies for the Company, including cross-selling opportunities, the development of integrated products and services and the consolidation of certain functional areas. Employee also agrees to participate, on such terms and to such extent as may be determined from time to time by FICO's senior management, in established senior management councils of FICO. Employee will also have such other powers and duties as may be prescribed by the Chairman, the Board, the Company's bylaws, or by an officer of FICO or its subsidiaries designated by the Board or the Chairman. Employee's duties may change from time to time on reasonable notice, based on the needs of the Company and his skills, as determined by the Company.

         Employee is required to exercise his specialized expertise, independent judgment and discretion to provide high-quality services, and to devote his full business time, energies, efforts and abilities exclusively to his employment, and shall use his best efforts and abilities to promote the Company's interests. Employee shall follow office policies and procedures adopted from time to time by the Company, which the Company may change at any time, and shall follow such directions as may be given from time to time by his superiors. During the Term, Employee may not engage, directly or indirectly, in any business activity that competes with or is adverse to the Company's business, whether alone or as a partner, officer, director, employee, consultant or investor in such business activity.

         4. Compensation. FICO shall cause the Company to compensate Employee for the services rendered under this Agreement as follows:

         (a) A base salary at the annual rate of $196,310, less regular payroll deductions, which covers all hours worked (the "Base Salary"). The Base Salary will be payable in accordance with the then-customary payroll practices of FICO for the payment of its subsidiaries' officers.

         (b) Reimbursement for all reasonable business expenses incurred on behalf of the Company while on business, upon submission of appropriate documentation in accordance with the Company's general policies, as they may be amended from time to time during the Term.

         (c) A bonus upon each of the first three anniversaries of this Agreement, provided in each case that Employee remains employed by the Company hereunder at the close of business on such anniversary and is not at such time in breach of any provision of this Agreement (including the Proprietary Information Agreement incorporated herein) or of his Agreement Not to Compete of even date herewith:

                  First Anniversary:        $40,000
                  Second Anniversary:       $56,000
                  Third Anniversary:        $64,000

         (d) All payments made by the Company hereunder to Employee will be subject to tax withholding pursuant to applicable laws and regulations.

         5. Employee Benefits. Employee (a) shall be entitled to participate in FIC's Employee Stock Ownership Plan (ESOP) and pension plan in accordance with their terms; (b) shall continue to participate in RMT's 1997 Incentive Plan through December 31, 1997 and in RMT's current paid time off (PTO) policy (in each case, as and to the extent disclosed in writing to FIC prior to the date hereof); (c) to the extent not prohibited by law, shall receive service credit (other than for benefit accrual under a defined benefit pension plan) that includes his employment by RMT prior to the Effective Time; and (d) shall be entitled to participate, in accordance with their terms, in all plans of medical, disability and similar benefits which generally are made available to senior executives of subsidiaries of FICO. A list and description of the foregoing benefits has been provided to Employee. These benefits may change from time to time.

         6. Stock Options. Employee shall be granted an option to purchase sixteen thousand (16,000) shares of FICO common stock as of the Effective Time of the Merger (as defined in the Merger Agreement), at an exercise price equal to the closing sale price of the FICO common stock

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on the New York Stock Exchange Composite Transactions Tape on the date of grant, pursuant to the Fair, Isaac and Company, Incorporated 1992 Long-term Incentive Plan and the Stock Option Agreement to be entered into as of the Effective Time between FICO and Employee. Such agreement shall provide that 25% of such options shall be subject to vesting on each of the first four anniversaries of the grant date, conditioned upon Employee's continued employment by the Company.

         7. Waiver of Certain Rights. Employee agrees to irrevocably relinquish and waive any rights he has pursuant to any employment or other service arrangements and agreements he has with RMT, and all such arrangements and agreements shall be deemed terminated as of the Closing.

         8. Termination.

         (a) Employee may  terminate  this  Agreement for any reason upon thirty
(30) days' prior written notice to the Company. This Agreement will terminate automatically upon the death of Employee. The Company may terminate this Agreement, with or without "Cause" (as defined below), upon thirty (30) days' prior written notice to Employee; provided, however, that, immediately upon receipt of such notice, Employee shall cease to hold himself out to any third party as an officer of the Company, shall refrain from acting as an officer of the Company (including but not limited to refraining from executing contracts and instruments in the name or on behalf of the Company) and shall refrain from taking any action which may lead any third party to believe that he is authorized to act on behalf of the Company.

         (b) In the event that this Agreement is terminated by the Company without "Cause" or by Employee for "Good Reason," then, if (and only if) Employee has not breached any term of this Agreement or of the Agreement Not to Compete of even date herewith and Employee has executed and delivered to the Company a full and unconditional release of all past, present and potential claims and causes of action against the Company, FICO and their respective officers, directors, employees and affiliates, in form satisfactory to the Company, Employee shall be entitled to the following payments:

                  (i) the lesser of (x) the balance of the Base Salary to which Employee is entitled during the period from the date of termination through the end of the Term or (y) twelve (12) months of Base Salary, in each case in accordance with the payroll practices described in
         Section 4(a) (the "Base Salary Severance");

                  (ii) a prorated  bonus,  consisting of any bonus  specified in
         Section 4(c) that would have been payable upon the next anniversary of this Agreement had Employee remained employed on such anniversary, multiplied by a fraction, the numerator of which shall be the number of days during the year ending on such anniversary for which Employee was employed hereunder and the denominator of which shall be 365 (the "Pro Rata Bonus"), it being understood that no bonus with respect to any succeeding anniversary or anniversaries would thereafter be payable; and

                  (iii) any accrued but unused vacation through the date of termination.

         (c) In the event of any termination of this Agreement by the Employee except for "Good Reason," any termination hereof by the Company for "Cause," or any termination hereof due to the death of Employee, Employee shall not be entitled to the Base Salary Severance or the Pro Rata Bonus.

         (d) "Good Reason" for purposes of this Agreement shall mean, unless otherwise consented to by Employee, any one or more of (i) a material breach of this Agreement by the Company or FICO which is not cured promptly after written notice, (ii) relocation of Employee

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required  by the  Company,  outside of the San  Francisco  Bay Area,  or (iii) a significant and unilateral reduction by the Company in Employee's duties with the Company, as described in Section 3, after the Closing. "Cause" for purposes of this Agreement shall mean any one or more of (i) Employee's failure to perform his duties and responsibilities hereunder as contemplated by Section 3, including without limitation failure to follow the directions of the Board, the Chairman or other officer designated by the Chairman as contemplated by Section 3; (ii) a breach by Employee of any other covenant or condition in this Agreement (including the Proprietary Information Agreement incorporated herein by reference) or of a covenant or condition in the Agreement Not to Compete of even date herewith; (iii) without limiting the generality of the foregoing, (1) fraud, dishonesty, negligence or willful or negligent misconduct, (2) Employee's conviction of or plea of guilty or no contest to any misdemeanor involving dishonesty or moral turpitude or which is punishable by imprisonment, or any felony, or (3) any other act or omission by Employee which, in light of his position with the Company, has or is reasonably likely to have the effect of subjecting the Company or any of its affiliates to ridicule, embarrassment or other negative reaction among members of the public or among current or potential customers or business partners.

         (e) Regardless of the reason for the termination of this Agreement, Employee shall continue to be subject to and bound by the provisions of Sections 9 through 17, inclusive, after any termination of this Agreement.

         9. Proprietary Information. Employee is required to abide by, and agrees to sign and abide by, the Customer Information Confidentiality Agreement and Non-Disclosure Agreement attached hereto as Exhibit A, which are incorporated into this Agreement by reference (collectively, such agreements are referred to as the "Proprietary Information Agreement").

         10. Dispute Resolution Procedure. The parties agree that any dispute arising out of or related to this Agreement and the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, shall be resolved by final and binding arbitration pursuant to the following procedures, except where the law specifically forbids the use of arbitration as a final and binding remedy.

         (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed, not less than thirty
(30) days after the transaction, occurrence or event giving rise to such dispute.

         (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. The Company will pay the cost of the mediation.

         (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, the Company shall provide Employee with a list of no fewer than five (5) names of arbitrators, each of whom have been appointed in at least ten (10) cases, excluding cases in which the Company or FICO shall have been involved, and Employee shall select one arbitrator from that list.

         The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) of this section violates the rights of the complaining party and, if so, to grant any relief authorized by law; provided, however, that nothing in this Agreement shall limit the right of the Company and FICO to seek and obtain injunctive or other relief with respect to any violation or threatened violation of the Proprietary Information Agreement. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have theauthority to require FICO or the Company to change any lawful policy or benefit plan.

         The hearing shall be transcribed. The non-prevailing party will pay the costs of the arbitration. Each party shall be responsible for paying its own attorneys' fees.

         (d) Arbitration shall be the exclusive, final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in paragraphs (a) and (b) above.

         (e)  Nothing  herein  shall  limit  any  remedy   available  under  the
Proprietary Information Agreement with respect to violations or threatened violations thereof, including the pursuit of injunctive relief in court.

         11. Representation and Warranty of Employee. Employee represents and warrants to FICO and the Company that the performance of his duties hereunder will not violate any agreement with or any trade secret of any other person or entity.

         12. Notices. All notices, requests, demands and other communication called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by United States certified or registered mail, postage prepaid, addressed to the parties or their successors in interest at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

         If to the Company or FICO: Risk Management Technologies
                                    2150 Shattuck Avenue
                                    Berkeley, CA 94704
                                    Attn: Chairman of the Board

         With a copy to:            Fair, Isaac and Company, Incorporated
                                    120 North Redwood Drive
                                    San Rafael, CA 94903
                                    Attn: General Counsel

         If to Employee:            59 Singingwood Lane
                                    Orinda, CA 94563

         13. Governing Law. This Agreement and the resolution of any disputes hereunder shall be governed by and construed in accordance with the laws of the State of California.

         14. Entire Agreement. The terms of this Agreement (and of the Agreement Not to Compete for the purposes expressed herein) are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreements, representations or promises of any kind, whether written, oral, express or implied, between RMT or FICO and Employee with respect to the subject matters herein, including any former employment agreements. This Agreement is intended as the complete and exclusive agreement between the parties with respect to Employee's employment by the Company, and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

         15. Validity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

         16.  Beneficiaries;   Assignment.  The  Company  is  expressly  made  a
beneficiary of the obligations of Employee hereunder. This Agreement is personal to and may not be assigned by Employee.

         17. Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by Employee and an officer of FICO.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                           FAIR, ISAAC AND COMPANY, INCORPORATED


                                           By____________________________

                                           Title: _______________________

                                           EMPLOYEE


                                           ______________________________

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